                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of The
                         Securities Exchange Act of 1934

Date of report (Date of earliest event reported):            November 12, 2002

                             HEALTH CARE REIT, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                        1-8923              34-1096634
(State or other jurisdiction of      (Commission File     (I.R.S. Employer
 incorporation or organization)          Number)          Identification Number)

 One SeaGate, Suite 1500, Toledo, Ohio                         43604
(Address of principal executive office)                     (Zip Code)

                                 (419) 247-2800
              (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS

In connection with the Company's Registration Statement on Form S-3 (File No. 333-73936), declared effective December 7, 2001, the Company has entered into a Purchase Agreement for the purchase and sale of 930,000 shares of the Common Stock, $1.00 par value per share, of the Company.

Pursuant to SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, certain assets of the Company are now classified as discontinued operations due to their sale during the nine months ended September 30, 2002. As a result, the Company is reclassifying in this Report its operations, including rental income, interest expense and provision for depreciation related to those assets for prior periods. In so doing, the Company is amending Items 6, 7 and 8 of its Form 10-K for the year ended December 31, 2001 and those amended items are set forth in their entirety in this Report. Additionally, the Company is including, for informational purposes, Financial Statement Schedules III and IV which are unchanged from Item 14 of its Form 10-K for the year ended December 31, 2001. The application of SFAS No. 144 had no effect on income available to stockholders.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired.

None.

(b)  Pro Forma Financial Information.

None.

(c)  Exhibits.

5 Opinion re legality

10.1 Purchase Agreement

23 Consent of Independent Auditors

99.1 Certification pursuant to 18 U.S.C. Section 1350 by Chief Executive Officer

99.2 Certification pursuant to 18 U.S.C. Section 1350 by Chief Financial Officer

                                TABLE OF CONTENTS
                                       FOR
                                    FORM 10-K




                                     PART II

                                                                           Page
                                                                           ----

Item  6.  Selected Financial Data...........................................4

Item  7.  Management's Discussion and Analysis of Financial
          Condition and Results of Operations...............................5

Item  8.  Financial Statements and Supplementary Data......................10

                                     PART IV

Item 14.  Exhibits, Financial Statement Schedules and
             Reports on Form 8-K...........................................25

ITEM 6.     SELECTED FINANCIAL DATA

The following selected financial data for the five years ended December 31, 2001, are derived from the audited consolidated financial statements of the Company.

                                                                                        Year ended December 31,
                                                                ------------------------------------------------------------------
                                                                            (In thousands, except per share data)

                                                                  2001           2000          1999          1998         1997
                                                               ---------      ---------     ---------     ---------     ---------
OPERATING DATA
Revenues ....................................................  $ 129,838      $ 129,949     $ 123,311     $  93,847     $  71,824
Expenses:
  Interest expense ..........................................     30,492         32,995        25,586        17,122        14,957
  Provision for depreciation ................................     28,831         21,310        16,519         9,545         4,987
  General and administrative
    and other expenses(1) ...................................     10,853          9,570         8,868         7,399         6,178
  Loss on investment ........................................                     2,000
                                                               ---------     ---------     ---------     ---------      ----------
Total expenses ..............................................     70,176         65,875        50,973        34,066        26,122
                                                               ---------      ---------     ---------     ---------     ---------
Income from continuing operations
    before extraordinary item ...............................     59,662         64,074        72,338        59,781        45,702
Income from discontinued operations, net ....................      1,100          3,982         3,300         2,528           776
                                                               ---------      ---------     ---------     ---------     ---------
Income before extraordinary item ............................     60,762         68,056        75,638        62,309        46,478
Extraordinary loss on extinguishment of debt ................       (213)
                                                               ---------      ---------     ---------     ---------     ---------
Net income ..................................................     60,549         68,056        75,638        62,309        46,478
Preferred stock dividends ...................................     13,505         13,490        12,814         4,160
                                                               ---------      ---------     ---------     ---------     ---------
Net income available to common stockholders .................  $  47,044      $  54,566     $  62,824     $  58,149     $  46,478
                                                               =========      =========     =========     =========     =========

OTHER DATA
Average number of common shares outstanding:
     Basic ..................................................     30,534         28,418        28,128        25,579        21,594
     Diluted ................................................     31,027         28,643        28,384        25,954        21,929

PER SHARE DATA
     Basic:
     Income from continuing operations and
       after preferred stock dividends ......................  $    1.51      $    1.78     $    2.11     $    2.17     $    2.11
     Discontinued operations, net ...........................       0.04           0.14          0.12          0.10          0.04
     Extraordinary item .....................................      (0.01)
                                                               ---------      ---------     ---------     ---------     ---------
     Net income available to common stockholders ............       1.54           1.92          2.23          2.27          2.15

     Diluted:
     Income from continuing operations and
       after preferred stock dividends ......................       1.49           1.77          2.09          2.14          2.08
     Discontinued operations, net ...........................       0.04           0.14          0.12          0.10          0.04
     Extraordinary item .....................................      (0.01)
                                                               ---------      ---------     ---------     ---------     ---------
     Net income available to common stockholders ............       1.52           1.91          2.21          2.24          2.12

     Cash distributions per common share ....................       2.34          2.335          2.27          2.19          2.11

                                                                                        Year ended December 31,
                                                               ------------------------------------------------------------------
                                                                                            (In thousands)

                                                                  2001           2000          1999          1998         1997
                                                               ---------      ---------     ---------     ---------     ---------
BALANCE SHEET DATA
Net real estate investments ................................. $1,213,564     $1,121,419    $1,241,722    $1,047,511     $ 716,193
Total assets ................................................  1,269,843      1,156,904     1,271,171     1,073,424       734,327
Total debt ..................................................    491,216        439,752       538,842       418,979       249,070
Total liabilities ...........................................    511,973        458,297       564,175       439,665       264,403
Total stockholders' equity ..................................    757,870        698,607       706,996       633,759       469,924

--------------------------
(1) General and administrative and other expenses include loan expense, provision for loan losses, and other operating expenses.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2001, the Company's net real estate investments totaled approximately $1,213,564,000, that included 150 assisted living facilities, 57 skilled nursing facilities and seven specialty care facilities. Depending upon the availability and cost of external capital, the Company anticipates making additional investments in health care related facilities. New investments are funded from temporary borrowings under the Company's line of credit arrangements, internally generated cash and the proceeds derived from asset sales. Permanent financing for future investments, which replaces funds drawn under the line of credit arrangements, is expected to be provided through a combination of private and public offerings of debt and equity securities, and the assumption of secured debt. The Company believes its liquidity and various sources of available capital are sufficient to fund operations, meet debt service and dividend requirements, and finance future investments.

During the previous two years, the underperformance of publicly owned skilled nursing and assisted living companies, combined with the much publicized shift in equity funds flow from income-oriented investments to high-growth opportunities, impaired the stock valuations in the health care REIT sector. In 2001, certain events took place that improved the access to capital for the health care REIT sector. First, several of the publicly owned skilled nursing companies that had previously filed for bankruptcy protection, settled their claims and emerged from bankruptcy. Assisted living construction declined significantly, allowing more of the existing projects to improve their occupancy and stabilize operations. Finally, the broad stock market decline and the drop in interest rates generated renewed interest in income-oriented investments such as REITs. As a result of these factors, the Company was able to access the capital markets during 2001.

In June 2001, the Company issued 3,450,000 shares of common stock, generating net proceeds of $74,184,000.

In August 2001, the Company issued $175 million of senior notes, due in 2007 at an effective yield of 7.78%.

During 2001, the Company invested $181,420,000 in real property, provided permanent mortgage and loan financings of $18,639,000, made construction advances of $17,075,000 and funded $4,084,000 of subdebt investments. As of December 31, 2001, the Company had approximately $35,000,000 in unfunded commitments.

As of December 31, 2001, the Company had stockholders' equity of $757,870,000 and a total outstanding debt balance of $491,216,000, which represents a debt to total capitalization ratio of 0.39 to 1.0.

In January 2001, the Company extended its primary revolving line of credit through March 31, 2003. Under the terms of the extension, the total commitment was reduced from $175 million to $150 million and the effective interest rate was adjusted to the lender's prime rate or LIBOR plus 1.50%. As of December 31, 2001, the Company had no borrowings outstanding under the Company's revolving lines of credit. The Company also had a $25 million unsecured line of credit with no borrowings at December 31, 2001, and a $60 million secured line of credit, with $33 million outstanding at December 31, 2001.

In February 2002, the Company issued 906,125 shares of common stock, generating net proceeds of $23,619,000.

As of February 28, 2002, the Company had an effective shelf registration on file with the Securities and Exchange Commission under which the Company may issue up to $652,000,000 of securities including debt securities, common and preferred stock and warrants. Depending upon market conditions, the Company anticipates issuing securities under its shelf registration to invest in additional health care facilities and to repay borrowings under the Company's line of credit arrangements.


The following table summarizes our payments under contractual obligations as of December 31, 2001:

                                                                          Payments Due by Period ($000s)
                                                        ------------------------------------------------------------------
                                                          Total           2002       2003-2004     2005-2006    After 2006
                                                        ---------      ---------     ---------     ---------     ---------
Senior notes                                            $ 412,250      $  12,250     $  75,000     $  50,000     $ 275,000
Mortgages                                                  45,966            368           875         1,258        43,465
                                                        ---------      ---------     ---------     ---------     ---------
Total contractual obligations                           $ 458,216      $  12,618     $  75,875     $  51,258     $ 318,465
                                                        =========      =========     =========     =========     =========

The following table summarizes our other commercial commitments as of December 31, 2001:

                                                                    Amount of Commitment Expiration Per Period
                                                        -----------------------------------------------------------------
                                                           Total          2002       2003-2004     2005-2006     After 2006
                                                        ---------      ---------     ---------     ---------     ---------
Unsecured lines of credit                               $ 175,000      $  25,000     $ 150,000     $             $

Secured lines of credit                                    60,000                      60,000
Credit enhancements                                        11,425          3,500                                   7,925
                                                        ---------      ---------     ---------     ---------     ---------
Total commercial commitments                            $ 246,425      $  28,500     $ 210,000     $       0     $   7,925
                                                        =========      =========     =========     =========     =========

Credit enhancements include letters of credit provided by the Company and agreements to purchase facilities in the event that the present owners default upon their obligations.

RESULTS OF OPERATIONS DECEMBER 31, 2001 VS. DECEMBER 31, 2000

Revenues were comprised of the following:

                                        Year ended                       Change
                             --------------------------------     --------------------
                             Dec. 31, 2001     Dec. 31, 2000          $          %
                             --------------    --------------     ----------- --------
(in thousands)

Rental income                  $ 93,706             $ 82,991      $ 10,715          13%

Interest income                  31,294               41,064        (9,770)        -24%
Commitment fees and
     other income                 3,848                5,837        (1,989)        -34%

Prepayment fees                     990                   57           933        1637%
                               --------             --------      --------    --------
Totals                         $129,838             $129,949      $   (111)          0%
                               ========             ========      ========    ========

The Company generated increased rental income as a result of the completion of real property construction projects for which the Company began receiving rent and the purchase of properties previously financed by the Company. This was offset by a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by the Company.

The reduction in commitment fees and other income is due primarily to the significant reduction in construction and investing activity.

During 2001, the Company received payoffs on mortgages that had significant prepayment fee requirements, generating the large increase over the prior year.

Expenses were comprised of the following:

                                                Year ended                       Change
                                     --------------------------------     --------------------
                                     Dec. 31, 2001     Dec. 31, 2000           $          %
                                     --------------    --------------     --------------------
(in thousands)
Interest expense                         $ 30,492        $ 32,995       $ (2,503)          -8%
Provision for
     depreciation                          28,831          21,310          7,521           35%
Loss on investment                                          2,000         (2,000)          n/a
General and administrative
     expenses                               8,078           7,405            673            9%
Loan expense                                1,775           1,165            610           52%
Provision for losses                        1,000           1,000                           0%
                                         --------        --------       --------     --------
Totals                                   $ 70,176        $ 65,875       $  4,301            7%
                                         ========        ========       ========     ========

The decrease in interest expense from 2000 to 2001 was primarily due to lower average borrowings during the year, offset by a reduction in the amount of capitalized interest offsetting interest expense.

The Company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates the Company's cost of financing. The Company's interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2001, totaled $841,000, as compared with $3,079,000 for the same period in 2000.

The provision for depreciation increased primarily as a result of additional investment in properties owned directly by the Company.

In 2000, the Company restructured its investments with Summerville Health Care. As part of the restructuring agreement, Summerville agreed to permit the Company to re-lease 10 of its 11 facilities to new operators and repaid substantially all of the Company's subdebt investment. As part of Summerville's recapitalization, the Company's $2,000,000 non-yielding preferred stock investment was substantially diluted. Accordingly, the Company wrote off its investment in 2000, resulting in a $2,000,000 charge.

Other items:                            Year ended                       Change
                             --------------------------------     ---------------------
                             Dec. 31, 2001     Dec. 31, 2000          $          %
                             --------------    --------------     ---------------------
(in thousands)
 Gain (loss) on sales of
      properties                $ (1,250)        $  1,684         $ (2,934)        -174%

 Discontinued operations           2,350            2,298               52            2%
 Loss on extinguishment
      of debt                       (213)                             (213)         n/a

 Preferred dividends             (13,505)         (13,490)             (15)           0%
                                --------         --------         ----------------------

 Totals                         $(12,618)        $ (9,508)        $ (3,110)          33%
                                ========         ========         ======================

As a result of the various factors mentioned above, net income available to common stockholders was $47,044,000, or $1.52 per diluted share, for 2001 as compared with $54,566,000, or $1.91 per diluted share, for 2000.

RESULTS OF OPERATIONS DECEMBER 31, 2000 VS. DECEMBER 31, 1999

Revenues were comprised of the following:

                                 Year ended                         Change
                      --------------------------------      ---------------------
                       Dec. 31, 2000     Dec. 31, 1999          $             %
                       -------------     -------------      ---------------------
(in thousands)
 Rental income              $ 82,991        $ 67,407        $ 15,584          23%
 Interest income              41,064          48,076          (7,012)        -15%
 Commitment fees and
      other income             5,837           6,263            (426)         -7%
 Prepayment fees                  57           1,565          (1,508)        -96%
                            --------        --------        ---------------------
 Totals                     $129,949        $123,311        $  6,638           5%
                            ========        ========        =====================

The Company generated increased rental income as a result of the completion of real property construction projects for which the Company began receiving rent and the purchase of properties previously financed by the Company. This was partially offset by a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by the Company.

Expenses were comprised of the following:


                                          Year ended                       Change
                               --------------------------------     --------------------
                               Dec. 31, 2000     Dec. 31, 1999           $          %
                               --------------    --------------     --------------------
(in thousands)
 Interest expense                  $32,995           $25,586        $ 7,409           29%
 Provision for
      depreciation                  21,310            16,519          4,791           29%
 Loss on investment                  2,000                            2,000          n/a
 General and administrative
      expenses                       7,405             7,359             46            1%
 Loan expense                        1,165               909            256           28%
 Provision for losses                1,000               600            400           67%
                                   -------           -------        --------------------
 Totals                            $65,875           $50,973        $14,902           29%
                                   =======           =======        ====================



The increase in interest expense from 1999 to 2000 was due to higher average interest rates on the Company's line of credit and secured debt and a reduction in the amount of capitalized interest offsetting interest expense.

The Company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing. The Company's interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2000, totaled $3,079,000, as compared with $8,578,000 for the same period in 1999.

The provision for depreciation increased as a result of additional investment in properties owned directly by the Company.

In 2000, the Company restructured its investments with Summerville Health Care. As part of the restructuring agreement, Summerville agreed to permit the Company to re-lease 10 of its 11 facilities to new operators and repaid substantially all of the Company's subdebt investment. As part of Summerville's recapitalization, the Company's $2,000,000 non-yielding preferred stock investment was substantially diluted. Accordingly, the Company wrote off its investment in 2000, resulting in a $2,000,000 charge.

Other items:                        Year ended                      Change
                          -----------------------------    -----------------------
                          Dec. 31, 2000   Dec. 31, 1999           $         %
                          -------------   -------------    -----------------------
(in thousands)
Gain (loss) on sales of
     properties              $  1,684       $    703       $    981           140%
Discontinued operations         2,298          2,597           (299)          -12%
Loss on extinguishment
     of debt
Preferred dividends           (13,490)       (12,814)          (676)            5%
                             --------       --------       -----------------------

Totals                       $ (9,508)      $ (9,514)      $      6             0%
                             ========       ========       =======================

As a result of the various factors mentioned above, net income available to common stockholders was $54,566,000, or $1.91 per diluted share, for 2000 as compared with $62,824,000, or $2.21 per diluted share, for 1999.

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions (see Note 1 to the consolidated financial statements). The Company believes that of its significant accounting policies, the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

IMPAIRMENT OF LONG-LIVED ASSETS

The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant's inability to make rent payments, and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. If the undiscounted cash flows are less than the net book value, an impairment loss would be recognized to the extent that the net book value exceeds the current fair market value. This analysis requires the Company to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held. If the projections or assumptions change in the future, the Company may be required to record an impairment charge and reduce the net book value of the property owned.

ALLOWANCE FOR LOAN LOSSES

The Company regularly evaluates the collectibility of its loans receivables based on a combination of factors. These factors include current economic conditions, historical loan charge-offs, financial strength of the borrower and guarantors, and value of the underlying property. If such factors indicate that there is greater risk of loan charge-offs, additional allowances may be required.

POTENTIAL RISKS FROM BANKRUPTCIES

The Company is exposed to the risk that its operators may not be able to meet the rent or principal and interest payments due the Company, which may result in an operator bankruptcy or insolvency. Although the Company's operating lease agreements provide the Company the right to evict an operator, demand immediate payment of rent and exercise other remedies, and the Company's mortgage loans provide the Company the right to terminate an investment, demand immediate payment of principal and unpaid interest and foreclose on the collateral, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict or delay the Company's ability to collect unpaid rent in the case of a lease or to receive unpaid principal or interest in the case of a mortgage loan.

The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. In addition, the Company may be required to fund certain expenses (e.g., real estate taxes and maintenance) to retain control of a facility or to transition it to a new operator. In some instances, the Company has terminated its lease with an operator and relet the facility to another operator. In some of those situations, the Company provided working capital loans and limited indemnification of the new operator. If the Company cannot transition the facility to a new operator, it may take possession of a facility, which may expose the Company to successor liabilities. Should such events occur, the Company's revenue and operating cash flow may be adversely affected.

IMPACT OF INFLATION

During the past three years, inflation has not significantly affected the earnings of the Company because of the moderate inflation rate. Additionally, earnings of the Company are primarily long-term investments with fixed interest rates. These investments are mainly financed with a combination of equity, senior notes and borrowings under the revolving lines of credit. During inflationary periods, that generally are accompanied by rising interest rates, the Company's ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, the Company believes that inflation will not impact the availability of equity and debt financing.

OTHER INFORMATION


We have made and incorporated by reference statements in this Form 10-K that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

-    The possible expansion of our portfolio;
-    The performance of our operators and properties;
- Our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any;
-    Our ability to make distributions;
-    Our policies and plans regarding investments, financings and other matters;
-    Our tax status as a real estate investment trust;
-    Our ability to appropriately balance the use of debt and equity; and
-    Our ability to access capital markets or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved and actual results may differ materially from our expectations. This may be a result of various factors, including:

-    The status of the economy;
-    The status of capital markets, including prevailing interest rates;
- Compliance with and changes to regulations and payment policies within the health care industry;
-    Changes in financing terms;
-    Competition within the health care and senior housing industries; and
-    Changes in federal, state and local legislation.

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA


                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Directors
Health Care REIT, Inc.


We have audited the accompanying consolidated balance sheets of Health Care REIT, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index at Item 14 (a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Care REIT, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                                    /S/ ERNST & YOUNG LLP

Toledo, Ohio
January 22, 2002,
except for Note 15, as to which the date is November 11, 2002

                             HEALTH CARE REIT, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31
                                                                             2001              2000
                                                                         -----------------------------
                                                                                 (IN THOUSANDS)

ASSETS
Real estate investments:
     Real property owned
         Land                                                            $    89,601       $    74,319
         Buildings & improvements                                            947,794           770,660
         Construction in progress                                                               11,976
                                                                         -----------       -----------
                                                                           1,037,395           856,955
     Less accumulated depreciation                                           (80,544)          (52,968)
                                                                         -----------       -----------
         Total real property owned                                           956,851           803,987

     Loans receivable
         Real property loans                                                 240,126           301,321
         Subdebt investments                                                  23,448            21,972
                                                                         -----------       -----------
                                                                             263,574           323,293
     Less allowance for loan losses                                           (6,861)           (5,861)
                                                                         -----------       -----------
         Net real estate investments                                       1,213,564         1,121,419

Other assets:
     Equity investments                                                        6,498             5,450
     Deferred loan expenses                                                    7,190             2,939
     Cash and cash equivalents                                                 9,826             2,844
     Receivables and other assets                                             32,765            24,252
                                                                         -----------       -----------
                                                                              56,279            35,485
                                                                         -----------       -----------
Total assets                                                             $ 1,269,843       $ 1,156,904
                                                                         ===========       ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Senior unsecured notes                                              $   412,250       $   255,000
     Borrowings under line of credit arrangements                                              119,900
     Secured debt                                                             78,966            64,852
     Accrued expenses and other liabilities                                   20,757            18,545
                                                                         -----------       -----------
Total liabilities                                                            511,973           458,297

Stockholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 6,000,000 shares in 2001 and 2000
           at liquidation preference                                         150,000           150,000
     Common Stock, $1.00 par value:
         Authorized - 75,000,000 shares
         Issued and outstanding - 32,739,826
           shares in 2001 and 28,806,151
           shares in 2000                                                     32,740            28,806
     Capital in excess of par value                                          608,942           528,138
     Cumulative net income                                                   512,837           452,288
     Cumulative dividends                                                   (540,946)         (455,676)
     Accumulated other
         comprehensive loss                                                     (923)             (744)
     Unamortized restricted stock                                             (4,780)           (4,205)
                                                                         -----------       -----------
Total stockholders' equity                                               $   757,870       $   698,607
                                                                         -----------       -----------


Total liabilities and stockholders' equity                               $ 1,269,843       $ 1,156,904
                                                                         ===========       ===========


See accompanying notes

                             HEALTH CARE REIT, INC.
                        CONSOLIDATED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31
                                                        2001             2000            1999
                                                      ---------       ---------      ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Rental income                                    $  93,706       $  82,991      $  67,407
     Interest income                                     31,294          41,064         48,076
     Commitment fees and other income                     3,848           5,837          6,263
     Prepayment fees                                        990              57          1,565
                                                      ---------       ---------      ---------
                                                        129,838         129,949        123,311

Expenses:
     Interest expense                                    30,492          32,995         25,586
     Provision for depreciation                          28,831          21,310         16,519
     Loss on investment                                                   2,000
     General and administrative                           8,078           7,405          7,359
     Loan expense                                         1,775           1,165            909
     Provision for loan losses                            1,000           1,000            600
                                                      ---------       ---------      ---------
                                                         70,176          65,875         50,973
                                                      ---------       ---------      ---------

Income from continuing operations
     before extraordinary item                           59,662          64,074         72,338

Discontinued operations:
     Net gain (loss) on sales of properties              (1,250)          1,684            703
     Income from discontinued operations, net             2,350           2,298          2,597
                                                      ---------       ---------      ---------
                                                          1,100           3,982          3,300

Income before extraordinary item                         60,762          68,056         75,638

Extraordinary loss on extinguishment of debt               (213)
                                                      ---------       ---------      ---------

Net income                                               60,549          68,056         75,638

Preferred stock dividends                                13,505          13,490         12,814
                                                      ---------       ---------      ---------

Net income available to
     common stockholders                              $  47,044       $  54,566      $  62,824
                                                      =========       =========      =========


Average number of common shares outstanding:
     Basic                                               30,534          28,418         28,128
     Diluted                                             31,027          28,643         28,384

Earnings per share:
     Basic:
     Income from continuing operations and
         after preferred stock dividends              $    1.51       $    1.78      $    2.11
     Discontinued operations, net                          0.04            0.14           0.12
     Extraordinary item                                   (0.01)
                                                      ---------       ---------      ---------
     Net income available to common stockholders      $    1.54       $    1.92      $    2.23

     Diluted:
     Income from continuing operations and
         after preferred stock dividends              $    1.49       $    1.77      $    2.09
     Discontinued operations, net                          0.04            0.14           0.12
     Extraordinary item                                   (0.01)
                                                      ---------       ---------      ---------
     Net income available to common stockholders      $    1.52       $    1.91      $    2.21



See accompanying notes

                             HEALTH CARE REIT, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                         CAPITAL IN
                                                PREFERRED     COMMON      EXCESS OF      CUMULATIVE       CUMULATIVE
                                                  STOCK        STOCK      PAR VALUE      NET INCOME        DIVIDENDS
                                               ------------------------------------------------------------------------
                                                                 (In thousands, except per share data)

Balances at January 1, 1999                      $  75,000    $28,240      $520,692      $ 308,594       $  (298,160)
Comprehensive income:
   Net income                                                                               75,638
   Other comprehensive income:
   Unrealized loss on marketable securities
   Foreign currency translation adjustment

Total comprehensive income

Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans                                                          292          5,967
Amortization of restricted stock grants
Net proceeds from sale of preferred stock           75,000                    (2,455)
Cash dividends:
   Common stock -- $2.27 per share                                                                           (64,375)
   Preferred stock, Series B -- $2.22 per share                                                               (6,656)
   Preferred stock, Series C -- $2.19 per share                                                               (6,158)
                                                 ---------    -------      ---------     ---------       ------------
Balances at December 31, 1999                      150,000     28,532        524,204       384,232          (375,349)

Comprehensive income:
   Net income                                                                               68,056
   Other comprehensive income:
   Unrealized loss on marketable securities
   Foreign currency translation adjustment

Total comprehensive income

Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans, net of forfeitures                                      274          3,934
Amortization of restricted stock grants

Cash dividends:
   Common stock -- $2.335 per share                                                                          (66,837)
   Preferred stock, Series B--$2.22 per share                                                                 (6,656)
   Preferred stock, Series C--$2.27 per share                                                                 (6,834)
                                                 ---------    -------      ---------     ---------       ------------
Balances at December 31, 2000                      150,000     28,806        528,138       452,288          (455,676)

Comprehensive income:
   Net income                                                                               60,549
   Other comprehensive income:
   Unrealized loss on marketable securities
   Foreign currency translation adjustment

Total comprehensive income

Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans, net of forfeitures                                      484         10,070
Net proceeds from sale of common stock                          3,450         70,734
Amortization of restricted stock grants
Cash dividends:
   Common stock -- $2.34 per share                                                                           (71,765)
   Preferred stock, Series B--$2.22 per share                                                                 (6,656)
   Preferred stock, Series C--$2.28 per share                                                                 (6,849)
                                                 ---------    -------      ---------     ---------       ------------
BALANCES AT DECEMBER 31, 2001                    $ 150,000    $32,740      $ 608,942     $ 512,837       $  (540,946)
                                                 =========    =======      =========     =========       ============


                                                    ACCUMULATED
                                                       OTHER        UNAMORTIZED
                                                   COMPREHENSIVE     RESTRICTED
                                                       LOSS            STOCK          TOTAL
                                               -------------------------------------------------
                                                    (In thousands, except per share data)

Balances at January 1, 1999                             $ 3,982         $ (4,589)    $  633,759
Comprehensive income:
   Net income                                                                            75,638
   Other comprehensive income:
   Unrealized loss on marketable securities              (3,242)                         (3,242)
   Foreign currency translation adjustment                 (147)                           (147)
                                                                                     -----------
Total comprehensive income                                                               72,249
                                                                                     ----------
Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans                                                                  (1,707)         4,552
Amortization of restricted stock grants                                    1,080          1,080
Net proceeds from sale of preferred stock                                                72,545
Cash dividends:
   Common stock -- $2.27 per share                                                      (64,375)
   Preferred stock, Series B -- $2.22 per share                                          (6,656)
   Preferred stock, Series C -- $2.19 per share                                          (6,158)
                                                        -------         ---------    -----------
Balances at December 31, 1999                               593           (5,216)       706,996

Comprehensive income:
   Net income                                                                            68,056
   Other comprehensive income:
   Unrealized loss on marketable securities                (733)                           (733)
   Foreign currency translation adjustment                 (604)                           (604)
                                                                                     -----------
Total comprehensive income                                                               66,719
                                                                                     ----------
Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans, net of forfeitures                                                 (79)         4,129
Amortization of restricted stock grants                                    1,090          1,090

Cash dividends:
   Common stock -- $2.335 per share                                                     (66,837)
   Preferred stock, Series B--$2.22 per share                                            (6,656)
   Preferred stock, Series C--$2.27 per share                                            (6,834)
                                                        --------        ---------    -----------
Balances at December 31, 2000                              (744)          (4,205)       698,607

Comprehensive income:
   Net income                                                                            60,549
   Other comprehensive income:
   Unrealized loss on marketable securities                 (52)                            (52)
   Foreign currency translation adjustment                 (127)                           (127)
                                                                                     -----------
Total comprehensive income                                                               60,370
                                                                                     ----------
Proceeds from issuance of common stock from
   dividend reinvestment and stock incentive
   plans, net of forfeitures                                              (1,739)         8,815
Net proceeds from sale of common stock                                                   74,184
Amortization of restricted stock grants                                    1,164          1,164
Cash dividends:
   Common stock -- $2.34 per share                                                      (71,765)
   Preferred stock, Series B--$2.22 per share                                            (6,656)
   Preferred stock, Series C--$2.28 per share                                            (6,849)
                                                        --------        ---------    -----------
BALANCES AT DECEMBER 31, 2001                           $  (923)        $ (4,780)    $  757,870
                                                        ========        =========    ==========


See accompanying notes

                             HEALTH CARE REIT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDED DECEMBER 31
                                                              2001            2000            1999
                                                            ---------       ---------       ---------
                                                                          (IN THOUSANDS)
OPERATING ACTIVITIES
   Net income                                               $  60,549       $  68,056       $  75,638
   Adjustments to reconcile net income to
       net cash provided from operating
       activities:
           Provision for depreciation                          30,464          22,961          18,106
           Amortization                                         2,977           2,255           1,998
           Provision for losses                                 1,000           1,000             600
           Loss on investment                                                   2,000
           Commitment fees earned
                greater than cash received                     (1,039)         (1,960)           (399)
           Rental income in excess of
                cash received                                  (6,614)         (6,732)         (6,692)
           Equity in earnings of affiliated companies            (332)           (318)            378
           (Gain) loss on sales of properties                   1,250          (1,684)           (703)
           Increase (decrease) in accrued expenses and
                other liabilities                               3,249          (4,827)          5,045
           Decrease (increase) in receivables and
                other assets                                   (2,822)            264           1,394
                                                            ---------       ---------       ---------
Net cash provided from operating activities                    88,682          81,015          95,365

INVESTING ACTIVITIES
   Investment in real property                               (147,081)        (46,449)       (215,491)
   Investment in loans receivable                             (48,284)        (34,631)        (56,089)
   Other investments, net of payments                            (913)         (1,828)         (2,024)
   Principal collected on loans                                94,337          70,567          42,731
   Proceeds from sale of properties                            22,579         108,866          18,815
   Other                                                         (262)           (742)           (379)
                                                            ---------       ---------       ---------

Net cash provided by (used in) investing activities           (79,624)         95,783        (212,437)

FINANCING ACTIVITIES
   Net increase (decrease) under line of
       credit arrangements                                   (119,900)        (57,600)          5,950
   Proceeds from issuance of senior notes and secured
        debt                                                  175,000                         114,000
   Principal payments on
        senior notes and secured debt                         (48,840)        (41,491)            (87)
   Net proceeds from the issuance of Common Stock              82,999           4,129           4,552
   Net proceeds from the issuance of Preferred Stock                                           72,545
   Increase in deferred loan expense                           (6,065)           (794)         (1,839)
   Cash distributions to stockholders                         (85,270)        (80,327)        (77,189)
                                                            ---------       ---------       ---------
Net cash provided from (used by) financing activities          (2,076)       (176,083)        117,932
                                                            ---------       ---------       ---------
Increase in cash and cash equivalents                           6,982             715             860
Cash and cash equivalents at beginning of year                  2,844           2,129           1,269
                                                            ---------       ---------       ---------
Cash and cash equivalents at end of year                    $   9,826       $   2,844       $   2,129
                                                            =========       =========       =========

Supplemental Cash Flow Information-interest paid            $  29,014       $  39,638       $  32,826
                                                            =========       =========       =========






See accompanying notes

                             Health Care REIT, Inc.
                   Notes to Consolidated Financial Statements

1.     ACCOUNTING POLICIES AND RELATED MATTERS

INDUSTRY

The Company is a self-administered real estate investment trust that invests primarily in long-term care facilities, which include skilled nursing and assisted living facilities. The Company also invests in specialty care facilities.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

LOANS RECEIVABLE

Loans receivable consist of long-term mortgage loans, construction-period loans maturing in two years or less, working capital loans and subdebt investments. Interest income on loans is recognized as earned based upon the principal amount outstanding. The mortgage and construction loans are primarily collateralized by a first mortgage on or assignment of partnership interest in the related facilities, which consist of skilled nursing, assisted living and specialty care facilities. The working capital loans are generally secured by second mortgages or interests in receivables. Subdebt investments represent debt instruments to operators of facilities that have been financed by the Company. These obligations are generally secured by the operator's leasehold rights and corporate guaranties.

REAL PROPERTY  OWNED

Substantially all of the properties owned by the Company are leased under operating leases and are recorded at cost. These properties are depreciated on a straight-line basis over their estimated useful lives which range from fifteen to forty years for buildings and five to twelve years for fixtures. The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if facts and circumstances suggest that the assets may be impaired or that the depreciable life may need to be changed. The Company considers external factors relating to each asset. If these external factors and the projected undiscounted cash flows of the asset over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the estimated fair value. The leases generally extend for a minimum 10-year period and provide for payment of all taxes, insurance and maintenance by the lessees. In general, operating lease income includes base rent payments plus fixed annual rent increases, which are recognized on a straight-line basis over the minimum lease period. This income is greater than the amount of cash received during the first half of the lease term.

CAPITALIZATION OF CONSTRUCTION PERIOD INTEREST

The Company capitalizes interest costs associated with funds used to finance the construction of properties owned directly by the Company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the Company's cost of financing.

The Company capitalized interest costs of $841,000, $3,079,000, and $8,578,000, during 2001, 2000 and 1999, respectively, related to construction of real property owned by the Company. The Company's interest expense reflected in the statement of income has been reduced by the amounts capitalized.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in the Company's loans receivable. The determination of the allowance is based on a quarterly evaluation of these loans, including general economic conditions and estimated collectibility of loan payments.

 DEFERRED LOAN EXPENSES

Deferred loan expenses are costs incurred by the Company in connection with the issuance of short-term and long-term debt. The Company amortizes these costs over the term of the debt using the straight-line method, which approximates the interest yield method.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less.

EQUITY INVESTMENTS

Management determines the appropriate classification of an equity investment at the time of acquisition and reevaluates such designation as of each balance sheet date. Included in equity investments are the common stock of a corporation, valued at historical cost, and ownership representing a 31% interest in Atlantic Healthcare Finance L.P., a property investment group that specializes in the financing, through sale and leaseback transactions, of nursing and care homes located in the United Kingdom. The ownership interest is accounted for under the equity method.

Marketable securities available for sale are stated at market value with unrealized gains and losses reported in a separate component of stockholders' equity. Marketable securities reflect the market value of the common stock of two publicly owned corporations, which were obtained by the Company at no cost.

COMMITMENT FEES

 Commitment fees are earned by the Company for its agreement to provide direct and standby financing to, and credit enhancement for, owners and operators of health care facilities. The Company amortizes commitment fees over the initial fixed term of the lease, the mortgage or the construction period related to such investments.

FEDERAL INCOME TAX

No provision has been made for federal income taxes since the Company has elected to be treated as a real estate investment trust under the applicable provisions of the Internal Revenue Code, and the Company believes that it has met the requirements for qualification as such for each taxable year. See Note 10.

NET INCOME PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares for the period adjusted for non-vested shares of restricted stock. The computation of diluted earnings per share is similar to basic earnings per share, except that the number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

COMPREHENSIVE INCOME

Comprehensive income includes unrealized gains or losses on the Company's marketable securities ($78,000 and $130,000 at December 31, 2001 and 2000, respectively) and foreign currency translation adjustments (($1,001,000) and ($874,000) at December 31, 2001 and 2000, respectively). These items are included as components of stockholders' equity.

NEW ACCOUNTING STANDARD

In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that the Company is required to adopt beginning January 1, 2002 with transition provisions for certain matters. The new rules on asset impairment supersede Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (FAS
121), and provide a single accounting model for long-lived assets to be disposed of. The Company does not expect the adoption of this statement to have a material impact on the consolidated financial statements.

2.     LOANS RECEIVABLE

The following is a summary of loans receivable (in thousands):

                                                                                DECEMBER 31
                                                                     2001                        2000
                                                              ---------------------------------------------
Mortgage loans                                                $          211,722         $          275,312
Construction loans                                                                                    4,052
Working capital                                                           27,583                     20,720
Mortgage loans to related parties                                            821                      1,237
Subdebt investments                                                       23,448                     21,972
                                                              ------------------         ------------------

                                             TOTALS           $          263,574         $          323,293
                                                              ==================         ==================

Loans to related parties (an entity whose ownership includes one Company director) included above are at rates comparable to other third-party borrowers equal to or greater than the Company's net interest cost on borrowings to support such loans. The amount of interest income and commitment fees from related parties amounted to $108,000, $152,000, and $914,000 for 2001, 2000 and
1999, respectively.

The following is a summary of mortgage loans at December 31, 2001 (in thousands):

   Final         Number                                                           Principal
  Payment          of                                                             Amount at              Carrying
    Due           Loans                     Payment Terms                         Inception               Amount
----------      ----------    ------------------------------------------         ------------           -----------

   2002           16          Monthly payments from $20,400 to $100,715,      $     73,127          $     69,741
                              including interest from 10.00% to 15.00%

   2003            1          Monthly payment at $27,884,                            3,718                 3,718
                              including interest at 9.00%

   2004            2          Monthly payments from $30,680 to $32,325,              7,108                 6,682
                              including interest from 10.00% to 12.93%

   2006            7          Monthly payments from $3,958 to $98,446,              27,537                25,518
                              including interest from  8.11% to 14.61%

   2007            5          Monthly payments from $9,541 to $77,173,              25,933                20,343
                              including interest from 8.72% to 12.42%

   2008            1          Monthly payment at $3,105,                               175                   164
                              including interest at 12.17%

   2009            2          Monthly payments from $8,207 to $72,741,               8,635                 7,591
                              including interest from 11.71% to 12.00%

   2010            2          Monthly payments from $34,356 to $42,628,              7,663                 7,519
                              including interest from 11.64% to 12.17%

   2015            2          Monthly payments from $3,580 to $55,331,               5,795                 5,567
                              including interest from 11.15% to 11.63%

   2016            2          Monthly payments from $75,341 to $127,891,            20,810                19,124
                              including interest from 11.26% to 12.45%

   2017            3          Monthly payments from $40,056 to $229,682,            31,875                28,697
                              including interest from 11.73% to 12.83%

   2018            1          Monthly payment at $168,359,                          21,000                17,879
                              including interest at 10.09%
                                                                              ------------          ------------
                                                                 TOTALS       $    233,376          $    212,543
                                                                              ============          ============

3.     REAL PROPERTY OWNED
The following table summarizes certain information about the Company's real property owned as of December 31, 2001 (in thousands):

                                                       Number of                       Building &        Total        Accumulated
                                                       Facilities         Land        Improvements     Investment     Depreciation
                                                       --------------------------------------------------------------------------
SKILLED NURSING FACILITIES:
Arizona                                                         1      $      180      $    3,988      $    4,168      $      475
California                                                      1           1,460           3,880           5,340             562
Colorado                                                        1             370           6,051           6,421             705
Florida                                                         8           4,382          56,296          60,678           4,689
Idaho                                                           3           2,010          20,662          22,672           2,229
Illinois                                                        2           1,010          11,446          12,456             925
Kentucky                                                        1             130           4,870           5,000             999
Massachusetts                                                   7           3,548          42,151          45,699           5,856
Ohio                                                            5           4,286          62,592          66,878           1,434
Oklahoma                                                        1             470           5,673           6,143             598
Oregon                                                          1             300           5,316           5,616             598
Pennsylvania                                                    3             669          17,567          18,236           2,886
Tennessee                                                      10           3,450          56,853          60,303             535
Texas                                                           1             663          12,588          13,251           3,067
---------------------------------------------------------------------------------------------------------------------------------

                                                               45          22,928         309,933         332,861          25,558
=================================================================================================================================
ASSISTED LIVING FACILITIES:
Arizona                                                         3           1,510          15,554          17,064             769
California                                                      5           4,290          24,554          28,844             502
Connecticut                                                     1             660           9,652          10,312           1,256
Florida                                                        19           8,608          73,733          82,341           8,879
Georgia                                                         2           3,166          24,541          27,707           2,398
Indiana                                                        11           2,171          40,785          42,956           3,395
Louisiana                                                       1           1,100          10,161          11,261             851
Maryland                                                        4           2,670          33,791          36,461           2,004
Massachusetts                                                   1             810          10,500          11,310           1,055
Minnesota                                                       1             322           6,345           6,667             497
Montana                                                         2             910           7,282           8,192             400
Nevada                                                          3           2,086          26,170          28,256           2,265
New Jersey                                                      3           5,037          28,096          33,133           2,595
New York                                                        2             810          14,490          15,300           1,220
North Carolina                                                  9           7,269          52,893          60,162           5,222
Ohio                                                            8           4,253          39,934          44,187           3,562
Oklahoma                                                       17           2,078          25,778          27,856           3,835
Oregon                                                          2           1,077           8,757           9,834             657
Pennsylvania                                                    4           1,951          17,199          19,150           1,253
South Carolina                                                  5           2,072          19,072          21,144           1,163
Tennessee                                                       4           1,521          12,461          13,982             894
Texas                                                          17           5,048          64,587          69,635           7,251
Utah                                                            1           1,059           6,141           7,200             131
Washington                                                      1           1,400           5,476           6,876             399
Wisconsin                                                       1             420           4,007           4,427
---------------------------------------------------------------------------------------------------------------------------------

                                                              127          62,298         581,959         644,257          52,453
=================================================================================================================================
SPECIALTY CARE:
Florida                                                         1             950             950
Massachusetts                                                   4           3,425          55,902          59,327           2,533
---------------------------------------------------------------------------------------------------------------------------------

                                                                5           4,375          55,902          60,277           2,533
=================================================================================================================================

TOTAL REAL PROPERTY OWNED                                     177      $   89,601      $  947,794      $1,037,395      $   80,544
-------------------------------------------------      ----------      ----------      ----------      ----------      ----------

At December 31, 2001, future minimum lease payments receivable under operating leases are as follows (in thousands):

                 2002                   $     102,636
                 2003                         104,240
                 2004                         103,362
                 2005                         105,486
                 2006                         107,273
                 Thereafter                   812,595
                                        -------------

                 TOTAL                  $   1,335,592
                                        =============


The Company converted $13,683,000, $60,648,000, and $16,309,000 of mortgage loans into operating lease properties in 2001, 2000 and 1999, respectively. In 2001, the Company acquired properties which included the assumption of mortgages totaling $45,202,000. These noncash activities are appropriately not reflected in the accompanying statements of cash flows.


4.     CONCENTRATION OF RISK

As of December 31, 2001, long-term care facilities, which include skilled nursing and assisted living facilities, comprised 93% (92% at December 31, 2000) of the Company's real estate investments and were located in 33 states. Investments in assisted living facilities comprised 63% (66% at December 31, 2000) of the Company's real estate investments. The Company's investments with the three largest operators totaled approximately 28% (27% at December 31, 2000). No single operator has a real estate investment balance, which exceeds 12% (11% at December 31, 2000) of total real estate investments, including credit enhancements.

5.     ALLOWANCE FOR LOAN LOSSES

The following is a summary of the allowance for loan losses (in thousands):


                                                2001                         2000                     1999
                                             -----------                ------------               -----------

Balance at beginning of year                 $     5,861                $     5,587                $     4,987
Provision for loan losses                          1,000                      1,000                        600
Charge-offs                                                                    (726)
                                             -----------                ------------               -----------

Balance at end of year                       $     6,861                $     5,861                $     5,587
                                             ===========                ============               ===========

In addition, the Company recorded a $2,000,000 loss during 2000 related to an investment in the preferred stock of a private corporation that became substantially diluted as a result of a recapitalization of that corporation.

6.     BORROWINGS UNDER LINE OF CREDIT ARRANGEMENTS
       AND RELATED ITEMS

The Company has an unsecured credit arrangement with a consortium of nine banks providing for a revolving line of credit ("revolving credit") in the amount of $150,000,000, which expires on March 31, 2003. The agreement specifies that borrowings under the revolving credit are subject to interest payable in periods no longer than three months on either the agent bank's base rate of interest or 1.5% over LIBOR interest rate (based at the Company's option). In addition, the Company pays a commitment fee ranging from an annual rate of 0.20% to 0.375% and an annual agent's fee of $50,000. Principal is due upon expiration of the agreement. The Company has another unsecured line of credit with a bank for a total of $25,000,000, which expires April 30, 2002. Borrowings under this line of credit are subject to interest at the bank's prime rate of interest (4.75% at December 31, 2001) and are due on demand. At December 31, 2001, there were no borrowings under either of the unsecured lines of credit.

6.     BORROWINGS UNDER LINE OF CREDIT ARRANGEMENTS
       AND RELATED ITEMS (CONTINUED)

The following information relates to aggregate borrowings under the unsecured line of credit arrangements (in thousands, except percentages):

                                                                         YEAR ENDED DECEMBER 31
                                                           2001                   2000                   1999
                                                    --------------------------------------------------------------
Balance outstanding at December 31                    $                     $   119,900            $   177,500
Maximum amount outstanding at any
     month end                                           140,800                185,000                180,950
Average amount outstanding (total
     of daily principal balances
     divided by days in year)                             66,217                140,981                153,318
Weighted average interest rate
     (actual interest expense divided
     by average borrowings outstanding)                    7.67%                  7.77%                  6.61%

7.     SENIOR NOTES AND OTHER LONG-TERM OBLIGATIONS

The Company has $412,250,000 of Unsecured Senior Notes with interest ranging from 7.39% to 8.34%.

During the year ended December 31, 2001, the Company repurchased $7,750,000 of Unsecured Senior Notes due March 2002. The Company incurred expenses of $213,000 related to this repurchase, which was recorded as an extraordinary item.

The Company has five mortgage notes payable, collateralized by health care facilities with interest ranging from 7.69% to 12.00%.

The Company has a $60,000,000 secured line of credit, collateralized by 16 health care facilities, with interest at 2% over LIBOR, with a floor of 7% (7.00% at December 31, 2001). The Company had $33,000,000 in borrowings outstanding at December 31, 2001.

The carrying values of the health care properties securing the mortgages and secured debt totaled $204,603,000 at December 31, 2001.

At December 31, 2001, the annual principal payments on these long-term obligations are as follows (in thousands):

                                        SECURED LINE OF
                      SENIOR NOTES          CREDIT              MORTGAGES
                    ----------------- ----------------------- --------------
        2002            $  12,250            $                  $     368
        2003               35,000                                     400
        2004               40,000               33,000                475
        2005                                                          860
        2006               50,000                                     398
        2007              175,000                                     430
        2008              100,000                                     464
  Thereafter                                                       42,571
                        ---------            ---------          ---------
      Totals            $ 412,250            $  33,000          $  45,966
                        =========            =========          =========


8.     STOCK INCENTIVE PLANS AND RETIREMENT ARRANGEMENTS

The Company's 1995 Stock Incentive Plan authorizes up to 3,464,000 shares of Common Stock to be issued at the discretion of the Board of Directors. The 1995 Plan replaced the 1985 Incentive Stock Option Plan. The options granted under the 1985 Plan continue to vest through 2005 and expire ten years from the date of grant. Officers and key salaried employees of the Company are eligible to participate in the 1995 Plan. The 1995 Plan allows for the issuance of stock options, restricted stock grants and Dividend Equivalency Rights. In addition, the Company has a Stock Plan for Non-Employee Directors, which authorizes up to 336,000 shares to be issued.

The following summarizes the activity in the Plans for the years ended December 31 (shares in thousands):


                                              2001                          2000                          1999
                                              ----                          ----                          ----
                                                  AVERAGE                       Average                       Average
                                    SHARES     EXERCISE PRICE     Shares     Exercise Price     Shares     Exercise Price
                                    ------     --------------     ------     --------------     ------     --------------
STOCK OPTIONS
Options at beginning of year         1,953         $20.34         1,813          $21.62         1,418          $22.06
Options granted                        515          23.89           507           16.79           410           20.17
Options exercised                     (111)         18.63                                          (6)          21.81
Options terminated                     (20)         17.73          (367)          21.76            (9)          23.90
                                  ---------   -----------       --------    -----------       --------    -----------
                                     2,337         $21.23         1,953          $20.34         1,813          $21.62
                                  =========   ===========       ========    ===========       ========    ===========
At end of year:
Options exercisable                  1,161         $21.27           949          $21.32           733          $21.17

Weighted average fair value
   of options granted during
   the year                                        $ 1.43                        $  .63                        $ 2.11

The stock options generally vest over a five-year period and expire ten years from the date of grant. The Company issued 77,275, 77,250, and 86,250 restricted shares during 2001, 2000 and 1999, respectively, including 8,000, 8,000, and 9,000 shares for directors in 2001, 2000 and 1999, respectively. Vesting periods range from six months for directors to five years for officers and key salaried employees. Expense, which is recognized as the shares vest based on the market value at the date of the award, totaled $1,164,000, $1,090,000, and $1,080,000, in 2001, 2000 and 1999, respectively.

The following table summarizes information about stock options outstanding at December 31, 2001 (shares in thousands):

                                        Options Outstanding                            Options Exercisable
                      ---------------------------------------------------------    ----------------------------
    Range of Per                             Weighted    Weighted Average                            Weighted
    Share Exercise           Number          Average        Remaining               Number           Average
       Prices             Outstanding    Exercise Price   Contract Life           Exercisable     Exercise Price
       ------             -----------    --------------   -------------           -----------     --------------

      $16-$20                1,086           $  18.44            8.3                  536             $ 18.11
      $20-$25                1,101              23.10            8.0                  498               23.64
      $25-$30                  150              26.07            7.2                  127               26.08
                            ------           --------          -----                -----             -------
                             2,337           $  21.23            8.0                1,161             $ 21.27
                            ======           ========          =====                =====             =======

The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its employee stock options as permitted under FASB Statement No. 123 ("FASB 123"), Accounting for Stock-Based Compensation, and, accordingly, recognizes no compensation expense for the stock option grants when the market price on the underlying stock on the date of grant equals the exercise price of the Company's employee stock option.

Pro forma information has been determined as if the Company had accounted for its employee stock options and restricted shares under the fair value method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions: risk-free interest rates from 3.44% to 7.60%, dividend yields of 8% to 12%, expected lives of seven years, and expected volatility of .18% to .244%. Had compensation cost for the stock-based compensation plans been determined in accordance with FASB 123, net income would have been reduced by $465,000, $267,000, and $621,000, in 2001, 2000 and 1999, respectively, and net income per common share would have been lower by $.01, $.01 and $.02, in 2001, 2000 and 1999, respectively.

The Company has a 401(k) Profit Sharing Plan and Money Purchase Pension Plan ("the Plans") covering all eligible employees. Under the Plans, eligible employees may make contributions, and the Company may make matching contributions and a profit sharing contribution. Company contributions to these Plans totaled $175,000, $171,000, and $144,000, in 2001, 2000 and 1999,
respectively.

The Company has a non-qualified senior executive retirement plan designed to provide pension benefits for certain officers. Pension benefits are based on compensation and length of service and the plan is unfunded. The accrued liability for the plan was $41,000 at December 31, 2001.

9.     PREFERRED STOCK

In January 1999, the Company sold 3,000,000 shares of Series C Cumulative Convertible Preferred Stock. These shares have a liquidation value of $25.00 per share and will pay dividends equivalent to the greater of (i) the annual dividend rate of $2.25 per share (a quarterly dividend rate of $0.5625 per share); or (ii) the quarterly dividend then payable per common share on an as converted basis. The preferred shares are convertible into common stock at a conversion price of $25.625 per share. The Company has the right to redeem the preferred shares after five years.

The Company has 3,000,000 shares of 8.875% Series B Cumulative Redeemable Non-Voting Preferred Stock with a liquidation preference of $25.00 per share. Dividends are payable quarterly in arrears. On and after May 1, 2003, the Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, at $25.00 per share, plus accrued and unpaid dividends thereon to the redemption date.

10.    INCOME TAXES AND DISTRIBUTIONS

To qualify as a real estate investment trust for federal income tax purposes, 90% of taxable income (including capital gains) must be distributed to stockholders. Real estate investment trusts that do not distribute a certain amount of current year taxable income in the current year are also subject to a 4% federal excise tax. The principal reasons for the difference between undistributed net income for federal income tax purposes and financial statement purposes are the recognition of straight-line rent for reporting purposes, different useful lives and depreciation methods for real property and the provision for losses for reporting purposes versus bad debt expense for tax purposes. Cash distributions paid to stockholders, for federal income tax purposes, are as follows:

                                                         YEAR ENDED DECEMBER 31
                                                    2001          2000          1999
                                                ------------- ------------- -------------
Per Share:
       Ordinary income                             $  1.673      $  2.330     $   2.217
       Return of capital                               .648          .000          .000
       Capital gains                                   .019          .005          .053
                                                   --------      --------     ---------
                  TOTALS                           $  2.340      $  2.335     $   2.270
                                                   ========      ========     =========


11.    COMMITMENTS AND CONTINGENCIES

The Company has agreements to purchase two health care facilities, or the loans with respect thereto, in the event that the present owners default upon their obligations. In consideration for these agreements, the Company receives and recognizes fees annually related to these agreements. Although the terms of these agreements vary, the purchase prices are equal to the amount of the outstanding obligations financing the facility. These agreements expire through the year 2005. In addition, the Company has an outstanding letter of credit relating to one assisted living project. At December 31, 2001, obligations under these agreements for which the Company was contingently liable aggregated approximately $11,425,000.

12.    STOCKHOLDER RIGHTS PLAN

Under the terms of a Stockholder Rights Plan approved by the Board of Directors in July 1994, a Preferred Share Right ("Right") is attached to and automatically trades with each outstanding share of Common Stock.

The Rights, which are redeemable, will become exercisable only in the event that any person or group becomes a holder of 15% or more of the Common Stock, or commences a tender or exchange offer, which, if consummated, would result in that person or group owning at least 15% of the Common Stock. Once the Rights become exercisable, they entitle all other stockholders to purchase one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $48.00. The Rights will expire on August 5, 2004, unless exchanged earlier or redeemed earlier by the Company for $.01 per Right at any time before public disclosure that a 15% position has been acquired.

13.    EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                     2001              2000              1999
                                                  ----------         ---------         ------
Numerator for basic and diluted earnings
per share - income available to common
stockholders                                      $  47,044         $  54,566         $  62,824
                                                  =========         =========         =========

Denominator for basic earnings per
share - weighted average shares                      30,534            28,418            28,128

Effect of dilutive securities:
Employee stock options                                  238                                  15
Nonvested restricted shares                             255               225               241
                                                  ---------         ---------         ---------

Dilutive potential common shares                        493               225               256
                                                  ---------         ---------         ---------

Denominator for diluted earnings per
share - adjusted weighted average shares             31,027            28,643            28,384
                                                     ======            ======         =========

Basic earnings per share                          $    1.54         $    1.92         $    2.23
                                                  =========         =========         =========
Diluted earnings per share                        $    1.52         $    1.91         $    2.21
                                                  =========         =========         =========

The diluted earnings per share calculation excludes the dilutive effect of 1,301,000, 1,954,000, and 1,813,000 options for 2001, 2000 and 1999, respectively, because the exercise price was greater than the average market price. The Series C Cumulative Convertible Preferred Stock was not included in this calculation as the effect of the conversion was anti-dilutive.

14.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Real Property Loans--The fair value of all real property loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Working Capital Loans, Construction Loans and Subdebt Investments--The carrying amount is a reasonable estimate of fair value based on the interest rates received, which approximates current market rates.

Cash and Cash Equivalents--The carrying amount approximates fair value.

Marketable Securities--Marketable securities are recorded at their fair market value.

Borrowings Under Line of Credit Arrangements --The carrying amount of the lines of credit and secured debt approximates fair value because the borrowings are interest rate adjustable.


Senior Unsecured Notes --The fair value of the senior unsecured notes payable was estimated by discounting the future cash flow using the current borrowing rate available to the Company for similar debt.

Mortgage Notes Payable--Mortgage notes payable is a reasonable estimate of fair value based on the interest rates paid, which approximates current market rates.

The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000, are as follows (in thousands):

                                                        DECEMBER 31, 2001                       December 31, 2000
                                            --------------------------------------    ------------------------------------
                                                 CARRYING                                  Carrying
                                                  AMOUNT             FAIR VALUE             Amount            Fair Value
                                            -----------------    -----------------    -----------------   ----------------
Financial Assets:
     Real property loans                    $       212,543      $       229,422            $276,549            $283,244
     Working capital loans                           27,583               27,583              20,720              20,720
     Construction loans                                                                        4,052               4,052
     Subdebt investments                             23,448               23,448              21,972              21,972
     Cash and cash equivalents                        9,826                9,826               2,844               2,844
     Marketable securities                               78                   78                 130                 130
Financial Liabilities:
     Borrowings under line of
         credit arrangements                                                                 119,900             119,900
     Senior unsecured notes                         412,250              418,179             255,000             234,987
     Secured debt                                    33,000               33,000              64,000              64,000
     Mortgage notes payable                          45,966               45,966                 852                 852

15. DISCONTINUED OPERATIONS

During the nine months ended September 30, 2002, the Company sold seven assisted living facilities and one parcel of land with carrying values of $48,935,000. The rental income, provision for depreciation and allocated interest expense, along with the net gain (loss) on sales, related to these properties for the years ended December 31, 2001, 2000 and 1999 have been reflected as discontinued operations in the accompanying Consolidated Statements of Income.

16.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations of the Company for the years ended December 31, 2001 and 2000 (in thousands, except per share data):


                                                            YEAR ENDED DECEMBER 31, 2001
                                 1ST QUARTER          2ND QUARTER           3RD QUARTER           4TH QUARTER
                                ----------------------------------------------------------------------------------
Revenues                         $       31,256       $      31,445         $      33,513         $      33,624
Net Income Available to
       Common Stockholders               11,827              11,747                13,591                 9,879
Net Income Available to
       Common Stockholders
       Per Share:
       Basic                                .41                 .41                   .42                   .30
       Diluted                              .41                 .40                   .41                   .30

                                                            Year ended December 31, 2000
                                 1st Quarter          2nd Quarter           3rd Quarter           4th Quarter
                                 ---------------------------------------------------------------------------------
Revenues                         $       33,497       $      32,597         $      32,021         $      31,834
Net Income Available to
       Common Stockholders               14,758              14,587                13,786                11,435
Net Income Available to
       Common Stockholders
       Per Share:
       Basic                                .52                 .52                   .48                   .40
       Diluted                              .52                 .51                   .48                   .40

                             HEALTH CARE REIT, INC.
                                  SCHEDULE III

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001

                                                                       Initial Cost
                                                                        to Company
                                                               -----------------------------
                                                                                                     Cost
                                                                                                 Capitalized
                                                                             Buildings &        Subsequent to
             Description                    Encumbrances         Land       Improvements         Acquisition
             -----------                    ------------         ----       ------------         ------------
ASSISTED LIVING FACILITIES:
---------------------------
Lake Havasu, AZ                             $                  $     110    $        2,244            $
Lake Havasu, AZ                                                      450             4,223
Mesa, AZ                                                             950             9,087
Alhambra, CA                                                         420             2,534
Azusa, CA                                                            570             3,141
Encinitas, CA                                                      1,460             7,721
Marysville, CA                                                       450             4,172             44
San Juan Capistrano, CA                                            1,390             6,942
Litchfield, CT                                                       660             9,652
Bradenton, FL                                                        251             3,298
Bradenton, FL                                                         25               450
Bradenton, FL                                                         25               400
Bradenton, FL                                                         50               850
Bradenton, FL                                                         50               850
Clermont, FL                                                         350             5,232            200
Ft. Myers, FL                                                      1,230            13,098
Haines City, FL                                                       80             1,937
Lake Wales, FL                                                        80             1,939
Lauderhill, FL                                                        20             1,535
Leesburg, FL                                                          70             1,170             37
Margate, FL                                                          500             7,303            246
Naples, FL                                                         1,716            17,306
North Miami Beach, FL                                                300             5,708            310
Orange City, FL                                                       80             2,239
Plantation, FL                                                     2,746                 0
Sarasota, FL                                                         475             3,175
Vero Beach, FL                                                       263             3,187
Vero Beach, FL                                                       297             3,263
Atlanta, GA                                                        2,059            14,914
Roswell, GA                                                        1,107             9,627
Auburn, IN                                                           145             3,511
Avon, IN                                                             170             3,504
Kokomo, IN                                                           195             3,709
Laporte, IN                                                          165             3,674
Marion, IN                                                           175             3,504
Merrilville, IN                                                      643             7,084            390
Shelbyville, IN                                                      165             3,497
Terre Haute, IN                                                      175             3,499

                                               Gross Amount at Which
                                            Carried at Close of Period
                                    --------------------------------------------


                                                 Buildings &       Accumulated             Year      Year
             Description              Land       Improvements      Depreciation          Acquired    Built
             -----------      ------------       ------------      ------------          --------    -----
ASSISTED LIVING FACILITIES:
---------------------------
Lake Havasu, AZ               x     $    110     $       2,244     $       199               1998      1998
Lake Havasu, AZ                          450             4,223             288               1999      1999
Mesa, AZ                                 950             9,087             282               2000      2000
Alhambra, CA                             420             2,534              53               2001      2001
Azusa, CA                                570             3,141              69               2001      2001
Encinitas, CA                          1,460             7,721             263               2000      2000
Marysville, CA                           450             4,216             117               2000      2000
San Juan Capistrano, CA                1,390             6,942               0               2001      2001
Litchfield, CT                           660             9,652           1,256               1998      1998
Bradenton, FL                            251             3,298             572               1996      1995
Bradenton, FL                             25               450              50               1997      1992
Bradenton, FL                             25               400              45               1997      1988
Bradenton, FL                             50               850              95               1997      1996
Bradenton, FL                             50               850              95               1997      1996
Clermont, FL                             350             5,432             602               1997      1997
Ft. Myers, FL                          1,230            13,098           1,069               1999      1999
Haines City, FL                           80             1,937             146               1999      1999
Lake Wales, FL                            80             1,939             147               1999      1999
Lauderhill, FL                            20             1,535           1,155               1998      1995
Leesburg, FL                              70             1,207             133               1998      1972
Margate, FL                              500             7,549           1,073               1998      1972
Naples, FL                             1,716            17,306           2,067               1999      1999
North Miami Beach, FL                    300             6,018             785               1998      1987
Orange City, FL                           80             2,239             224               1998      1998
Plantation, FL                         2,746                 0               0               1999      1999
Sarasota, FL                             475             3,175             550               1996      1995
Vero Beach, FL                           263             3,187              35               2001      1998
Vero Beach, FL                           297             3,263              36               2001      1998
Atlanta, GA                            2,059            14,914           1,253               1999      1999
Roswell, GA                            1,107             9,627           1,145               1999      1999
Auburn, IN                               145             3,511             362               1999      1999
Avon, IN                                 170             3,504             286               1999      1999
Kokomo, IN                               195             3,709             382               1999      1999
Laporte, IN                              165             3,674             378               1999      1999
Marion, IN                               175             3,504             263               1999      1999
Merrilville, IN                          643             7,474             844               1999      1999
Shelbyville, IN                          165             3,497             314               1999      1999
Terre Haute, IN                          175             3,499             263               1999      1999

                                                                       Initial Cost
                                                                        to Company
                                                               -----------------------------
                                                                                                     Cost
                                                                                                 Capitalized
                                                                             Buildings &        Subsequent to
             Description                    Encumbrances         Land       Improvements         Acquisition
             -----------                    ------------         ----       ------------         ------------
Valparaiso, IN                              $                  $     112     $       2,558       $
Valparaiso, IN                                                       108             2,962
Vincennes, IN                                                        118             2,893
Kenner, LA                                                         1,100            10,036            125
Attleboro, MA                                                        810            10,500
Ellicott City, MD                                                  1,320            13,641
Harmans, MD                                                            0             3,000
Satyr Hill, MD                                                       730             8,770
St. Charles, MD                                                      620             8,380
Rochester, MN                                                        322             6,345
Butte, MT                                                            550             3,957
Kalispell, MT                                                        360             3,282             43
Asheville, NC                                                        204             3,489
Cary, NC                                                           1,500             4,350
Durham, NC                                                         1,476            10,659            133
Elizabeth City, NC                                                   200             2,760
Hendersonville, NC                                                 2,270            11,771
Morehead City, NC                                                    200             3,104
Pineville, NC                                                      1,009            10,554             79
Wake Forest, NC                                                      200             3,003
Wilmington, NC                                                       210             2,991
Brick, NJ                                                          1,300             9,394
Cranford, NJ                                                       3,297            14,233
Hamilton , NJ                                                        440             4,469
Gardnerville, NV                                                   1,326            12,549
Henderson, NV                                                        380             4,360             41
Henderson, NV                                                        380             9,220
Albany, NY                                                           400            10,528
Manlius, NY                                                          410             3,962
Canton, OH                                                           300             2,098
Cincinnati, OH                                                     1,728            10,272
Findlay, OH                                                          200             1,800
Newark, OH                                                           410             5,711
Piqua, OH                                                            204             1,885
Sagamore Hills, OH                                                   470             7,881
Troy, OH                                                             200             2,000
Westerville, OH                                                      741             8,287
Bartlesville, OK                                                     100             1,380
Chickasha, OK                                                         85              1,395
Claremore, OK                                                        155              1,428
Duncan, OK                                                           103              1,347
Edmond, OK                                                           175              1,564
Enid, OK                                                              90              1,390
Lawton, OK                                                           144              1,456
                                                           Gross Amount at Which
                                                        Carried at Close of Period
                                                --------------------------------------------


                                                             Buildings &       Accumulated             Year      Year
             Description                          Land       Improvements      Depreciation          Acquired    Built
             -----------                          ----       ------------      ------------          --------    -----
Valparaiso, IN                                  $    112      $      2,558       $      28               2001      1998
Valparaiso, IN                                       108             2,962              32               2001      1998
Vincennes, IN                                        118             2,893             243               1999      1999
Kenner, LA                                         1,100            10,161             851               2000      2000
Attleboro, MA                                        810            10,500           1,055               1998      1998
Ellicott City, MD                                  1,320            13,641           1,553               1999      1999
Harmans, MD                                            0             3,000              63               2001      1997
Satyr Hill, MD                                       730             8,770             199               2001      1998
St. Charles, MD                                      620             8,380             189               2001      1998
Rochester, MN                                        322             6,345             497               1999      1999
Butte, MT                                            550             3,957             110               2000      1999
Kalispell, MT                                        360             3,325             290               1998      1998
Asheville, NC                                        204             3,489             279               1999      1999
Cary, NC                                           1,500             4,350             424               1998      1996
Durham, NC                                         1,476            10,792           1,252               1999      1999
Elizabeth City, NC                                   200             2,760             221               1999      1999
Hendersonville, NC                                 2,270            11,771           1,120               1998      1998
Morehead City, NC                                    200             3,104             190               2000      2000
Pineville, NC                                      1,009            10,633           1,241               1999      1999
Wake Forest, NC                                      200             3,003             273               1999      1999
Wilmington, NC                                       210             2,991             222               1999      1999
Brick, NJ                                          1,300             9,394             690               2000      2000
Cranford, NJ                                       3,297            14,233           1,905               1996      1993
Hamilton , NJ                                        440             4,469               0               2001      1998
Gardnerville, NV                                   1,326            12,549           1,392               1999      1999
Henderson, NV                                        380             4,401             120               1998      1998
Henderson, NV                                        380             9,220             753               2000      2000
Albany, NY                                           400            10,528           1,220               1997      1997
Manlius, NY                                          410             3,962               0               2001      1997
Canton, OH                                           300             2,098             186               1998      1998
Cincinnati, OH                                     1,728            10,272           1,400               1997      1995
Findlay, OH                                          200             1,800             237               1997      1997
Newark, OH                                           410             5,711             544               1998      1997
Piqua, OH                                            204             1,885             199               1998      1998
Sagamore Hills, OH                                   470             7,881             365               2000      2000
Troy, OH                                             200             2,000             256               1997      1997
Westerville, OH                                      741             8,287             375               2001      2001
Bartlesville, OK                                     100             1,380             233               1994      1995
Chickasha, OK                                         85             1,395             229               1995      1996
Claremore, OK                                        155             1,428             210               1996      1996
Duncan, OK                                           103             1,347             213               1995      1996
Edmond, OK                                           175             1,564             243               1995      1996
Enid, OK                                              90             1,390             235               1995      1996
Lawton, OK                                           144             1,456             228               1995      1996

                                                                       Initial Cost
                                                                        to Company
                                                               -----------------------------
                                                                                                     Cost
                                                                                                 Capitalized
                                                                             Buildings &        Subsequent to
             Description                    Encumbrances         Land       Improvements         Acquisition
             -----------                    ------------         ----       ------------         ------------
Midwest City, OK                           $                    $     95      $       1,385        $
Muskogee, OK                                                         150              1,432
Norman, OK                                                            55              1,484
N. Oklahoma City, OK                                                  87              1,508
Oklahoma City, OK                                                    130              1,350
Oklahoma City, OK                                                    220              2,943
Owasso, OK                                                           215              1,380
Ponca City, OK                                                       114              1,536
Shawnee, OK                                                           80              1,400
Stillwater, OK                                                        80              1,400
Portland OR                                                          628              3,585
Salem, OR                                                            449              5,172
Lebanon, PA                                                          400              3,799
Saxonburg, PA                                                        677              4,669
Seven Fields, PA                                                     484              4,663
Williamsport, PA                                                     390              4,068
Bluffton, SC                                                         700              5,598
Florence, SC                                                         380              2,881
Hilton Head, SC                                                      510              6,037
N Augusta, SC                                                        332              2,558
Walterboro, SC                                                       150              1,838            160
Clarksville, TN                                                      330              2,292
Columbia, TN                                                         341              2,295
Morristown, TN                                                       400              3,808
Oakridge, TN                                                         450              4,066
Austin, TX                                                           880              9,520
Cedar Hill, TX                                                       171              1,490
Corpus Christi, TX                                                   420              4,796
Corpus Christi, TX                                                   155              2,935
Desoto, TX                                                           205              1,383
Ft. Worth, TX                                                        210              3,790
Georgetown, TX                                                       200              2,100
Grand Prairie, TX                                                    400              5,160
Harlingen, TX                                                         92              2,057
Houston, TX                                                          550             10,751
Houston, TX                                                          261              3,139
Kingwood, TX                                                         300              3,309
N Richland Hills, TX                                                 330              5,355
Palestine, TX                                                        173              1,410
San Marcos, TX                                                       355              4,560
Texarkana, TX                                                        192              1,403
Waxahachie, TX                                                       154              1,429
Salt Lake City, UT                                                 1,059              6,141
Everett, WA                                                        1,400              5,476
                                                          Gross Amount at Which
                                                       Carried at Close of Period
                                               --------------------------------------------


                                                            Buildings &       Accumulated             Year      Year
             Description                         Land       Improvements      Depreciation          Acquired    Built
             -----------                         ----       ------------      ------------          --------    -----
Midwest City, OK                                $     95      $     1,385        $     234              1996      1996
Muskogee, OK                                         150            1,432              211              1996      1996
Norman, OK                                            55            1,484              278              1995      1996
N. Oklahoma City, OK                                  87            1,508              217              1995      1996
Oklahoma City, OK                                    130            1,350              220              1995      1996
Oklahoma City, OK                                    220            2,943              145              2000      2000
Owasso, OK                                           215            1,380              201              1996      1996
Ponca City, OK                                       114            1,536              267              1995      1995
Shawnee, OK                                           80            1,400              235              1995      1996
Stillwater, OK                                        80            1,400              236              1995      1996
Portland OR                                          628            3,585              258              1999      1999
Salem, OR                                            449            5,172              399              1999      1999
Lebanon, PA                                          400            3,799              248              1999      1999
Saxonburg, PA                                        677            4,669              386              1999      1994
Seven Fields, PA                                     484            4,663              365              1999      1999
Williamsport, PA                                     390            4,068              254              1999      1999
Bluffton, SC                                         700            5,598              185              2000      2000
Florence, SC                                         380            2,881              218              1999      1999
Hilton Head, SC                                      510            6,037              391              1999      1999
N Augusta, SC                                        332            2,558              200              1999      1999
Walterboro, SC                                       150            1,998              169              1999      1992
Clarksville, TN                                      330            2,292              201              1998      1998
Columbia, TN                                         341            2,295              182              1999      1999
Morristown, TN                                       400            3,808              248              1999      1999
Oakridge, TN                                         450            4,066              263              1999      1999
Austin, TX                                           880            9,520              785              1999      1999
Cedar Hill, TX                                       171            1,490              213              1997      1997
Corpus Christi, TX                                   420            4,796              818              1997      1989
Corpus Christi, TX                                   155            2,935              355              1997      1997
Desoto, TX                                           205            1,383              195              1997      1997
Ft. Worth, TX                                        210            3,790              594              1992      1994
Georgetown, TX                                       200            2,100              267              1997      1997
Grand Prairie, TX                                    400            5,160              470              1998      1998
Harlingen, TX                                         92            2,057              247              1997      1989
Houston, TX                                          550           10,751            1,117              1999      1989
Houston, TX                                          261            3,139              472              1994      1995
Kingwood, TX                                         300            3,309              244              1999      1999
N Richland Hills, TX                                 330            5,355              439              1999      1999
Palestine, TX                                        173            1,410              208              1996      1996
San Marcos, TX                                       355            4,560              413              1998      1998
Texarkana, TX                                        192            1,403              204              1996      1996
Waxahachie, TX                                       154            1,429              210              1996      1996
Salt Lake City, UT                                 1,059            6,141              131              2001      2001
Everett, WA                                        1,400            5,476              399              1990      1990

                                                                       Initial Cost
                                                                        to Company
                                                               -----------------------------
                                                                                                     Cost
                                                                                                 Capitalized
                                                                             Buildings &        Subsequent to
             Description                    Encumbrances         Land       Improvements         Acquisition
             -----------                    ------------         ----       ------------         ------------
Middleton, WI                              $                    $    420    $        4,007       $
                                                                --------    --------------       --------

TOTAL ASSISTED LIVING FACILITIES:                                $62,298    $      580,151       $  1,808

SKILLED NURSING FACILITIES:

Payson, AZ                                                           180             3,988
Santa Rosa, CA                                                     1,460             3,880
Pueblo, CO                                                           370             6,051
Brevard, FL                                                          360             4,117
Hilliard, FL                                                         150             6,990
Lakeland, FL                                                         696             4,843
New Port Richey, FL                                                  624             7,307
North Fort Myers, FL                                                 636             6,027
Sarasota, FL                                                         560             8,474
Vero Beach, FL                                                       660             9,040          1,461
West Palm Beach, FL                                                  696             8,037
Boise, ID                                                            600             7,383
Boise, ID                                                            810             5,401
Coeur D'Alene, ID                                                    600             7,878
Granite City, IL                                                     610             7,143
Granite City, IL                                                     400             4,303
Owensboro, KY                                                        130             4,870
Braintree, MA                                                        170             7,157            833
Braintree, MA                                                         80             4,849            624
Fall River, MA                                                       620             5,829          1,276
Falmouth, MA                                                         670             3,145
South Boston, MA                                                     385             2,002          4,089
Webster, MA                                                          570             9,639            230
Worcester, MA                                                      1,053             2,266            212
Beachwood, OH                                        19,880        1,260            23,478
Broadview Heights, OH                                 9,370          920            12,400
Kent, OH                                                             215             3,367
Westlake, OH                                                         571             5,411
Westlake, OH                                         15,952        1,320            17,936
Midwest City, OK                                                     470             5,673

                                                           Gross Amount at Which
                                                        Carried at Close of Period
                                                --------------------------------------------


                                                             Buildings &       Accumulated             Year      Year
             Description                          Land       Improvements      Depreciation          Acquired    Built
             -----------                          ----       ------------      ------------          --------    -----
Middleton, WI                                   $    420     $      4,007        $       0               2001      1991
                                                --------     ------------        ---------

TOTAL ASSISTED LIVING FACILITIES:                $62,298     $     581,959       $  52,453

SKILLED NURSING FACILITIES:

Payson, AZ                                           180             3,988             475               1998      1995
Santa Rosa, CA                                     1,460             3,880             562               1998      1968
Pueblo, CO                                           370             6,051             705               1998      1989
Brevard, FL                                          360             4,117              96               2001      1970
Hilliard, FL                                         150             6,990             605               1999      1994
Lakeland, FL                                         696             4,843             513               1998      1984
New Port Richey, FL                                  624             7,307             757               1998      1984
North Fort Myers, FL                                 636             6,027             630               1998      1984
Sarasota, FL                                         560             8,474             413               2001      2001
Vero Beach, FL                                       660            10,501             845               1998      1984
West Palm Beach, FL                                  696             8,037             830               1998      1984
Boise, ID                                            600             7,383             773               1998      1985
Boise, ID                                            810             5,401             640               1998      1996
Coeur D'Alene, ID                                    600             7,878             816               1998      1996
Granite City, IL                                     610             7,143             614               1999      1964
Granite City, IL                                     400             4,303             311               1998      1973
Owensboro, KY                                        130             4,870             999               1993      1967
Braintree, MA                                        170             7,990           1,254               1997      1973
Braintree, MA                                         80             5,473             758               2001      1973
Fall River, MA                                       620             7,105             861               1996      1966
Falmouth, MA                                         670             3,145             516               1996      1966
South Boston, MA                                     385             6,091             652               1995      1961
Webster, MA                                          570             9,869           1,422               1995      1982
Worcester, MA                                      1,053             2,478             393               1996      1973
Beachwood, OH                                      1,260            23,478               0               2001      1990
Broadview Heights, OH                                920            12,400               0               2001      1984
Kent, OH                                             215             3,367             827               1989      1983
Westlake, OH                                         571             5,411             607               1998      1972
Westlake, OH                                       1,320            17,936               0               2001      1980
Midwest City, OK                                     470             5,673             598               1998      1958

                                                                       Initial Cost
                                                                        to Company
                                                               -----------------------------
                                                                                                     Cost
                                                                                                 Capitalized
                                                                             Buildings &        Subsequent to
             Description                    Encumbrances         Land       Improvements         Acquisition
             -----------                    ------------         ----       ------------         ------------
Eugene, OR                                  $                 $      300        $    5,316        $
Bloomsburg, PA                                                         0             3,918
Cheswick, PA                                                         384             6,041            1,293
Easton, PA                                                           285             6,315
Cleveland, TN                                                        350             5,000
Elizabethton, TN                                                     310             4,604
Erin, TN                                                             440             8,060
Harriman, TN                                                         590             8,060
Mountain City, TN                                                    220             5,896
Pigeon Forge, TN                                                     320             4,180
Ridgely, TN                                                          300             5,700
Rockwood, TN                                                         500             7,116
Spring City, TN                                                      420             6,085
Westmoreland, TN                                                       0             2,152
San Antonio, TX                          _____________               663            12,588
                                                               ---------        ----------        ---------

TOTAL SKILLED NURSING FACILITIES:        $       45,202        $  22,928        $  299,915        $  10,018

SPECIALTY CARE FACILITIES:

Clearwater, FL                                                       950                 0
Braintree ,MA                                                        350             9,304              292
Springfield, MA                                                    2,100            14,978              995
Stoughton, MA                                                        975            20,021              973
Waltham, MA                                                            0             9,339
                                                               ---------        ----------        ---------

TOTAL SPECIALTY CARE FACILITIES                                $   4,375        $   54,637        $   1,265

TOTAL INVESTMENT IN PROPERTIES
                                         $       45,202        $  89,601        $  934,703        $  13,091
                                                               =========        ==========        =========

                                                            Gross Amount at Which
                                                         Carried at Close of Period
                                                 --------------------------------------------


                                                              Buildings &       Accumulated             Year      Year
             Description                           Land       Improvements      Depreciation          Acquired    Built
             -----------                      ---------       ------------      ------------          --------    -----
Eugene, OR                                     $      300         $   5,316        $    598               1998      1996
Bloomsburg, PA                                          0             3,918             273               1999      1982
Cheswick, PA                                          384             7,334             754               1998      1959
Easton, PA                                            285             6,315           1,859               1993      1978
Cleveland, TN                                         350             5,000              12               2001      1987
Elizabethton, TN                                      310             4,604              90               2001      1980
Erin, TN                                              440             8,060              19               2001      1981
Harriman, TN                                          590             8,060              20               2001      1972
Mountain City, TN                                     220             5,896             116               2001      1976
Pigeon Forge, TN                                      320             4,180              11               2001      1986
Ridgely, TN                                           300             5,700              14               2001      1990
Rockwood, TN                                          500             7,116             134               2001      1979
Spring City, TN                                       420             6,085             115               2001      1987
Westmoreland, TN                                        0             2,152               4               2001      1994
San Antonio, TX                                       663            12,588           3,067               1993      1978
                                                ---------         ---------        --------

TOTAL SKILLED NURSING FACILITIES:               $  22,928         $ 309,933        $ 25,558

SPECIALTY CARE FACILITIES:

Clearwater, FL                                        950                 0               0               2000
Braintree ,MA                                         350             9,596             559               1997      1968
Springfield, MA                                     2,100            15,973             500               2000      1996
Stoughton, MA                                         975            20,994             944               2000      1996
Waltham, MA                                             0             9,339             530               2000      1958
                                                ---------         ---------        --------

TOTAL SPECIALTY CARE FACILITIES                 $   4,375         $  55,902        $  2,533

TOTAL INVESTMENT IN PROPERTIES
                                                $  89,601         $ 947,794        $ 80,544
                                                =========         =========        ========

                                             Year ended December 31
                                        2001            2000            1999
                                    -----------     -----------     -----------
Investment in Real Estate:
    Balance at Beginning of year    $   856,955     $   862,525     $   639,613

    Additions:
    Acquisitions                        181,420               0          81,109
    Improvements                         10,863          46,449         138,694
    Other (1)                            14,637          60,648          16,309
                                    -----------     -----------     -----------

    Total Additions                     206,920         107,097         236,112

    Deductions:
    Cost of real estate sold            (26,480)       (112,667)        (13,200)
    Other
                                    -----------     -----------     -----------

    Total deductions                    (26,480)       (112,667)        (13,200)
                                    -----------     -----------     -----------

    Balance at end of year          $ 1,037,395     $   856,955     $   862,525
                                    ===========     ===========     ===========

Accumulated depreciation:

    Balance at beginning of year    $    52,968     $    35,746     $    19,624

    Additions:
    Depreciation expense                 30,227          22,707          17,885

    Deductions:
    Sale of properties                   (2,651)         (5,485)         (1,763)
                                    -----------     -----------     -----------

    Balance at end of year          $    80,544     $    52,968     $    35,746
                                    ===========     ===========     ===========


(1) Represents mortgage loans converted to operating leases and $954,000 of land reclassed from other assets in 2001.

(2) The aggregate cost for tax purposes for real property equals $1,035,650,000 at December 31, 2001.


                                    SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
                                              HEALTH CARE REIT, INC.
                                                 DECEMBER 31, 2001




                                                       FINAL        PERIODIC
                                        INTEREST      MATURITY       PAYMENT
     DESCRIPTION                          RATE          DATE          TERMS
--------------------                  ----------     ---------     ----------
Sun Valley, CA                           12.83%       01/01/17       Monthly
(Specialty Care                                                     Payments
Facility)                                                           $229,682
Briarcliff, NY                           11.26%       08/01/16       Monthly
(Assisted Living                                                    Payments
Facility)                                                           $127,891
New York City, NY                        10.09%       03/01/18       Monthly
(Assisted Living Facility)                                          Payments
                                                                    $168,359
Oklahoma City, OK                        9.88%        06/01/06       Monthly
(Nursing  Home)                                                     Payments
                                                                     $98,446
Five nursing homes in Texas              10.78%       12/01/07       Monthly
                                                                    Payments
                                                                     $77,173
Bala, PA                                 14.61%       1/01/06        Monthly
(Nursing Home)                                                      Payments
                                                                     $86,987
St. Louis, MO                            11.71%       6/01/09        Monthly
(Nursing Home)                                                      Payments
                                                                     $72,741
Chestnut Ridge, NY                       12.45%       12/01/16       Monthly
(Assisted Living Facility)                                          Payments
                                                                     $75,341
Tucson, AZ                               15.00%        3/1/02        Monthly
(Assisted Living Facility)                                          Payments
                                                                    $100,715
35 mortgage loans relating to 4           From          From
nursing homes, 29 assisted living       8.11% to      3/01/02-
facilities and 2 specialty care          12.93%       12/01/17
facilities




                                                                 (IN THOUSANDS)
                                                         -------------------------------
                                                                                                  PRINCIPAL AMOUNT
                                                                                                  OF LOANS SUBJECT
                                                                                CARRYING           TO DELINQUENT
                                           PRIOR          FACE AMOUNT          AMOUNT OF           PRINCIPAL OR
     DESCRIPTION                           LIENS          OF MORTGAGES         MORTGAGES              INTEREST
--------------------                   -----------         ------------         ---------       ---------------
Sun Valley, CA                                                21,500              18,797               None
(Specialty Care
Facility)
Briarcliff, NY                                                12,810              12,471               None
(Assisted Living
Facility)
New York City, NY                                             21,000              17,879               None
(Assisted Living Facility)

Oklahoma City, OK                                             12,204              12,204               None
(Nursing  Home)

Five nursing homes in Texas                                   12,198               7,733               None


Bala, PA                                                       7,400               7,145               None
(Nursing Home)

St. Louis, MO                                                  7,072               6,771               None
(Nursing Home)

Chestnut Ridge, NY                                             8,000               6,652               None
(Assisted Living Facility)

Tucson, AZ                                                     8,057               8,057               None
(Assisted Living Facility)

35 mortgage loans relating to 4                              123,135             114,834               None
nursing homes, 29 assisted living
facilities and 2 specialty care
facilities
                                                       -------------       -------------           ---------
                                          TOTALS            $233,376            $212,543                $-0-
                                                       =============       =============           =========

                                      -31-

                                                                           (in thousands)
                                                                       YEAR ENDED DECEMBER 31
                                                      ----------------------------------------------------
                                                           2001                2000               1999
                                                      -------------       -------------      -------------
Reconciliation of mortgage loans:
   Balance at beginning of period                         $ 280,601            $384,298           $398,682
   Additions during period:
      New mortgage loans                                     17,791              28,244             44,656
                                                      -------------       -------------      -------------
                                                          $ 298,392             412,542            443,338
   Deductions during period:
      Collections of principal (1)                           72,166              70,567             42,731
      Charge-offs                                                                   726
      Other (2)                                           $  13,683              60,648             16,309
                                                          ---------           ---------          ---------

   Balance at end of period                               $ 212,543            $280,601           $384,298
                                                          =========            ========           ========

(1)  Includes collection of negative principal amortization.

(2) Includes properties originally financed with mortgage loans that were purchased during the periods indicated.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              HEALTH CARE REIT, INC.


                                            By:  /s/ George L. Chapman
                                                 -------------------------------
                                                     George L. Chapman



Its:  Chairman of the Board and Chief Executive Officer

Dated:  November 12, 2002


                                EXHIBIT INDEX

                             Designation
                             Number Under
Exhibit No.    Item 601 of Regulation S-K  Description

        5                     5         Opinion re Legality

       10.1                  10         Purchase Agreement

       23                    23         Consent of Independent Auditors

       99.1                  99         Certification pursuant to 18 U.S.C.
                                        Section 1350 by Chief Executive Officer

       99.2                  99         Certification pursuant to 18 U.S.C.
                                        Section 1350 by Chief Financial Officer




                                      -33-